Exhibit 10.2

The Senior Executive Bonus Plan

November 15, 2007

1.               The SEBP will use three different criteria for peer group comparisons based on year-end financial results as published in the Federal Financial Institution Examination Council (FFIEC), Uniform Bank Performance Reports (UBPRs):

1.2                     Criteria one will be Return on Average Total Equity (ROAE) as published on page 11 of UBPRs.

1.3                     Criteria two will be core deposits as a percentage of total deposits (CDs) as published on page 6 of UBPRs.

1.4                     Criteria three will be the annual rate of growth of Loans Not Held for Sale (LNHFS) as published on page 4 of UBPRs; i.e. (Payout Year-end LNHFS less Prior Year Year-end LNHFS) divided by Prior Year Year-end LNHFS expressed as a percentage.

2.               The SEBP will use 1st Pacific Bank’s final year-end UBPR results for comparison to the peer group’s performance.

3.               Each year the bank reassesses its strategic needs at its annual strategic retreat. During or subsequent to the Bank’s annual strategic retreat but prior to the 1st day of the next fiscal year, the Board will select at its sole discretion weighting parameters and payout criteria that may either reduce or increase plan payouts in order to better align the SEBP incentives to the banks strategic objectives.

4.               As described in 3 above, each three of the measured criteria will be assigned a unique Multiplier in advance that will be used to weight that criterion with respect to calculating the total SEBP payout. The sum total of all three multipliers shall equal to 100%. For example the bank might choose a 50% multiplier for ROAE, 40% for Core Deposits and 10% for Loan Growth.

5.               The Bank has developed and disseminated a dynamic spreadsheet based point system for allocating fractional increments to the SEBP payout. The SEBP will begin awarding points for each criterion when and if the Bank’s financial performance exceeds the minimum established peer group thresholds with respect to one or more of the three selected criteria.

5.2                     For the 2008 performance period:

5.2.1	The Minimum Payout Percentile Threshold will be the 33rd percentile of the peer group for each of the three criteria independently.
5.2.2	The Maximum Payout Percentile Threshold will be the 90th percentile of the peer group for each of the three criteria independently.
5.2.3	The Initial Payout will be set at: $200,000.
5.2.4	The Payout Scaler will be set at: 1.10
5.2.5	The ROAE multiplier will be weighted at 70%
5.2.6	The CDs multiplier will be weighted at 20%
5.2.7	The LNHFS multiplier will be weighted at 10%

5.3                     For the 2009 performance period and each year thereafter:

5.3.1	The Minimum Payout Percentile Threshold will be the 50th percentile of the peer group for each of the three criteria independently.
5.3.2	The Maximum Payout Percentile Threshold will be the 90th percentile of the peer group for each of the three criteria independently.
5.3.3

The initial payout, Payout Scaler and Multipliers for each of the measured criteria (ROAE, CDs and LNHFS) shall be determined by the board during or subsequent to the bank’s annual strategic retreat and before the 1st day of the next fiscal year.

6.               For each criterion, the difference between the criteria value at the Maximum Payout Percentile Threshold and the criteria value at the Minimum Payout Percentile Threshold shall be divided by twenty (20) to calculate incremental changes between payout point awards for each criterion (see the attached example Payout Schedule & Methodology worksheet, Table 1). Raw points will be awarded by identifying the largest incremental value that is less than or equal to the Banks performance data (again see Example Spreadsheet).

7.               Raw points for each criterion will then be multiplied by that criteria’s current unique Multiplier to produce a weighted point value.

8.               The sum of the three weighted point values will then become the Weighted Point Total.

9.               The Weighted Point Total is then compared to the top line incremental point values in Table 2 (Sum of Weighted Contributions) to determine the Preliminary Total Payout (from Line A in Table 2).

10.         Line B from Table 3 is the Anticipated Tax Effected Return on Average Equity after a Preliminary Total Payout (Line A of Table 2).

10.2               If Line B from Table 3 is greater than or equal to 10.00%, the Final Plan Payout is equal to the Preliminary Total Payout from Line A in Table 2.

10.3               If Line B from Table 3 is less that 10.00%, then the Preliminary Total Payment from Line A in Table 2 will be reduced according to the values in Table 4 to produce a Final Plan Payout. The Line B value is compared to the values in Line C to find the largest value in Line C that is still less than or equal to the Line B value. The value in Line D in the column below the value identified in Line C is then multiplied times the Preliminary Total Payout (from Line A in Table 2) to produce the Final Plan Payout.

10.4               There will be no payouts (Line D equals 0%) for all line B values less than 8.1%

11.         The share each senior executive shall receive under the SEBP’s payout shall be determined by the Chief Executive Officer (CEO) except that the Compensation Committee shall have the right to review the CEO’s proposed payouts in advance, and the CEOs share of the total payout may not exceed a predetermined fraction of the plan’s total payout as described below.

11.2               In the event additional senior executives become participants in the SEBP, the Board does not want plan participants to be subject to unfair reductions in bonus payouts. Thus, the calculated total SEBP payout and the maximum share of the total payout for the CEO will be adjusted according to the number of SEBP participants as described in the table below:

Plan Participants	Total SEBP Payout Multiplier	CEO Maximum Share
4	1	40.00%
5	1.25	32.00%
6	1.5	26.67%
7	1.75	22.86%
8	2	20.00%
9	2.25	17.78%
10	2.5	16.00%

11.2.1                        As an example of the above, if the calculated SEBP payout is $500,000 and the number of SEBP participants is five (5), then the total adjusted SEBP would be:

(a)                $500,000 X 1.25 equal to $625,000, and

(b)               The CEO’s share of the total plan payout could not exceed thirty-two percent (32%).